UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2008

VISANT HOLDING CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112055	90-0207875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Main Street Armonk, New York 10504	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 595-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2008, Visant Corporation, a wholly owned subsidiary of Visant Holding Corp., entered into an Agreement and Plan of Merger by and among Visant Corporation, Coyote Holdco Acquisition Company LLC (“Coyote”), Phoenix Color Corp. (“Phoenix”), Louis LaSorsa, as stockholders’ representative, and the stockholders signatory thereto (the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the merger, Coyote, a wholly owned subsidiary of Visant Corporation, will merge with and into Phoenix, with Phoenix surviving as a wholly owned subsidiary of Visant Corporation. The aggregate consideration being paid is $219,000,000 in cash, subject to certain adjustments. An amount equal to $11,000,000 will be placed in escrow to satisfy indemnification claims by Visant Corporation, if any, following closing.

The Merger Agreement contains customary representations, warranties and covenants, and indemnification and termination provisions. The merger, which is expected to become effective by the end of the first calendar quarter of 2008, is subject to certain closing conditions, including expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Merger Agreement is subject to termination if the merger is not completed by April 30, 2008, provided that the termination date may be extended under certain circumstances beyond such date to the earlier of (1) the tenth business day after clearance under the HSR Act and (2) June 30, 2008.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of February 11, 2008, among Visant Corporation, Coyote Holdco Acquisition Company LLC, Phoenix Color Corp., Louis LaSorsa, as stockholders’ representative, and the stockholders signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISANT HOLDING CORP.

Date: February 15, 2008	/s/ PAUL B. CAROUSSO
Paul B. Carousso
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 11, 2008, among Visant Corporation, Coyote Holdco Acquisition Company LLC, Phoenix Color Corp., Louis LaSorsa, as stockholders’ representative, and the stockholders signatory thereto.